EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statement of First National Corporation and subsidiaries - Form S-3 Registration No. 333-34148 -and in the prospectus related to it, of our report dated January 26, 2005, with respect to the consolidated financial statements of First National Corporation and subsidiaries included in the Annual Report for Form 10-K of First National Corporation and subsidiaries for the year ended December 31, 2004.

/s/ Yount, Hyde & Barbour, P.C

Winchester, Virginia

March 25, 2005